Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-227281) on Form S-3 and the registration statements (Nos. 333-231721, 333-196048, 333-166075, 333-146719, 333-135616) on Form S-8 of our report dated March 2, 2021, with respect to the consolidated financial statements and financial statement schedule of PGT Innovations, Inc.

/s/ KPMG LLP

Tampa, Florida

March 1, 2022